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                                                                    Exhibit 99.1

                BUDGET GROUP CLOSES ACQUISITION OF CRUISE AMERICA

         --MERGER LEVERAGES SYNERGIES AMONG BUDGET GROUP SUBSIDIARIES--


LISLE, IL, JANUARY 29, 1998 - Budget Group, Inc. (NYSE: BD), owner of Budget Rent a Car, the world's third largest car and truck rental company, completed its acquisition of Arizona-based Cruise America, Inc. (AMEX: RVR) on January 28, 1998 in a stock-for-stock merger. The merger was approved by the shareholders of Cruise America at a special shareholders' meeting held on January 28, 1998. Cruise America is one of the largest North American companies specializing primarily in the rental and sale of recreational vehicles.
         As a result of the merger, Cruise America shareholders are entitled to receive 0.28073 of a share of Budget Group Class A common stock for each share of Cruise America, or a total of 1.77 million shares of Budget Group Class A common stock worth approximately $62 million. In addition, Budget Group assumed $76 million of vehicle debt.
         "The merger with Cruise America fits well with Budget Group's strategy to build a network of transportation-related companies," states Sandy Miller, chairman and CEO of Budget Group. "The addition of Cruise America is expected to effectively complement and enhance our existing rental and sales operations, enable Budget to reduce Cruise America's fleet financing costs through greater economies of scale and afford us the opportunity to capitalize on a well-established and growing base of inbound of European leisure travelers."
         Miller continues, "To fully leverage the synergies between Cruise America and Budget Group's subsidiaries, we plan to cross-promote our products, broaden each company's product offerings, conduct joint marketing programs and cascade trucks from Cruise America to Budget Truck Rental."
         Cruise America, which had revenues of $95.6 million and pretax income of $3.8 million for its fiscal year ended April 30, 1997, operates a network of 17 company-owned facilities and 74 satellite rental centers throughout North America, with a combined fleet of more than 4,300 recreational vehicles, including motorhomes, truck campers, motorcycles, and shuttle buses. With

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locations strategically situated near national parks and other scenic destinations across the U.S., Canada and Alaska, Cruise America caters largely to a clientele of North American and European vacationers with an affinity for recreational travel.
         In recent years, Cruise America has significantly lowered its costs by switching its motorhome fleet from single-bodied units to modular units. This modular approach allows Cruise America to refurbish the camper portion of these vehicles and remount them on new RV truck chassis. The used truck chassis are currently converted at a nominal cost into delivery trucks and then sold at attractive prices into the large market for pre-owned trucks.
         "On behalf of the Cruise America family, we are excited to be a part of the Budget team, and we look forward to the many opportunities ahead," comments Randall Smalley, president of Cruise America. "We have already begun implementation of many of the synergies available and have begun the process of integrating compatible operations, including the completion of a prototype of the first truck that will be 'cascaded' into Budget Truck rental operations."
         Budget Group, Inc., through subsidiary companies and their franchisees, operates Budget Car and Truck Rental, the third largest worldwide car and truck rental system, with over 3,200 airport and local market locations in more than 120 countries and territories. In addition, Budget owns Premier Car Rental, which serves the insurance replacement market through a network of 150 locations in 16 major U.S. markets and Budget Car Sales, one of the largest independent retailers of late model vehicles in the United States, which operates 26 retail car sales facilities. Budget also owns Van Pool Services, Inc., which leases vans for van pooling operations in 28 states, and Budget Airport Parking, which operates airport parking facilities at certain locations.
         Cruise America, Inc. believes that it is one of the largest companies in North America specializing in the rental and sale of recreational vehicles, including motorhomes, truck campers, motorcycles and shuttle buses. Prior to the merger, Cruise America's common stock traded on the American Stock Exchange under the ticker symbol "RVR".

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         Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Budget or Cruise America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Budget and Cruise America expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Budget's or Cruise America's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.
         This press release shall not constitute an offer to sell or the solicitation of an offer to buy Budget Class A common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



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